Exhibit 15

November 17, 2004

El Paso Electric Company

El Paso, Texas

Re: Registration Statement Nos. 333-17971 and 333-82129

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 5, 2004, except for Note H, which is as of November 8, 2004, related to our review of interim financial information.

As discussed in Note H, the Company has restated the condensed consolidated balance sheet as of June 30, 2004, and the related condensed consolidated statements of operations and comprehensive operations for the three-month, six-month, and twelve-month periods ended June 30, 2004 and 2003, and the related condensed consolidated statements of cash flows for the six-month periods ended June 30, 2004 and 2003.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

El Paso, Texas